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                      March 17, 2023

       Xuesong Song
       Chief Executive Officer
       Luokung Technology Corp.
       B9-8, Block B, SOHO Phase II, No. 9, Guanghua Road
       Chaoyang District, Beijing
       People   s Republic of China, 100020

                                                        Re: Luokung Technology
Corp.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            File No. 001-34738

       Dear Xuesong Song:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Elizabeth Fei Chen